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                                                                   EXHIBIT T3A-7

                            CERTIFICATE OF CONVERSION

                                       TO

                           A LIMITED LIABILITY COMPANY

                                       OF

                         PIONEER CORPORATION OF AMERICA


         This Certificate of Conversion to a Limited Liability Company, dated [____________] [__], 2001 is being duly executed and filed by Pioneer Corporation of America, a Delaware corporation (the "Corporation") to convert the Corporation to Pioneer Americas LLC, a Delaware limited liability company (the "Company"), pursuant to Section 266 of the Delaware General Corporation Law (the "DGCL") and Section 18-214 of the Delaware Limited Liability Company Act (the "Act").


         1. The name of the Corporation immediately prior to the filing of this Certificate of Conversion to a Limited Liability Company was "Pioneer Corporation of America". The name under which the Corporation was originally incorporated is "Pioneer Americas Acquisition Corp.".

         2. The Corporation was incorporated in Delaware on March 6, 1995.

         3. The name of the Company as set forth in its certificate of formation filed in accordance with Section 18-214 of the Act is "Pioneer Americas LLC".

         4. The conversion of the Corporation to the Company has been approved in accordance with Section 18-214 of the Act and Section 266 of the DGCL.



                                  Pioneer Corporation of America

                                  By:
                                       ----------------------------

                                       Name:   Kent Stephenson

                                       Title:  Vice President, General
                                               Counsel and Secretary